EXHIBIT 5.1
August 7, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	Monarch Community Bancorp, Inc. — Registration of 50,000 Shares of Common Stock, Par Value $0.01 Per Share, on Form S-8 in connection with the Monarch Community Bank Employees’ Savings & Profit Sharing Plan and Trust
Ladies and Gentlemen:
     We have acted as counsel to Monarch Community Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 50,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), to be issued pursuant to the Monarch Community Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”).
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto have been duly authorized and will, when so issued, be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, HOWARD & HOWARD ATTORNEYS PLLC
/s/ Howard & Howard Attorneys PLLC